Summit Materials, Inc.

Summit Materials, LLC
1550 Wynkoop Street
3rd Floor

Denver, CO 80202

Telephone: (303) 893-0012

Fax: (303) 893-6993

May 4, 2016

U.S. Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Re:          Notice of disclosure filed in Quarterly Report on Form 10-Q under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs and Mesdames:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Summit Materials, Inc. and Summit Materials, LLC have made disclosure pursuant to those provisions in their Quarterly Report on Form 10-Q for the quarter ended April 2, 2016, which was filed with the Securities and Exchange Commission on May 4, 2016.

Respectfully submitted,

SUMMIT MATERIALS, INC.
SUMMIT MATERIALS, LLC

By:	/s/ Anne Lee Benedict
Name:	Anne Lee Benedict
Title:	Chief Legal Officer